EXHIBIT 4.41

ADDENDUM NO.1

DATED MARCH 7TH 2018

To the BIMCO STANDARD BAREBOAT CHARTER agreement dated December 4, 2017.

Between:

1)……………………………………….. (“owners”)

And

2) …………………………………………….. (“charterers”)

IT IS HEREBY MUTUALLY AGREED

1.	In relation to box 15, the date of April 4th 2018 is replaced by the date of July 30th 2018.
2.	All terms and conditions of the BIMCO STANDARD BAREBOAT CHARTER agreement which are not amended by the above change in this addendum, remain in full force and effect.

Owners

……………………………………….

Charterers

………………………………………..